  Exhibit 10.1

SEVENTH AMENDMENT TO

2011 SHARE INCENTIVE PLAN

THIS SEVENTH AMENDMENT (the “Seventh Amendment”) to the 2011 SHARE INCENTIVE PLAN is executed as of July 27, 2017.

RECITALS

WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the 2011 Share Incentive Plan (the “Initial 2011 Plan”) on March 24, 2011, which was approved by the shareholders of the Company at the 2011 Annual Meeting of Shareholders.

WHEREAS, the Company amended the Initial 2011 Plan pursuant to a First Amendment dated July 10, 2012 (the “First Amendment”), a Second Amendment dated November 4, 2013 (the “Second Amendment”), a Third Amendment dated April 30, 2014 (the “Third Amendment”), a Fourth Amendment dated October 20, 2014 (the “Fourth Amendment”), a Fifth Amendment dated June 16, 2016 (the “Fifth Amendment”) and a Sixth Amendment dated January 24, 2017 (the “Sixth Amendment”).  The Initial 2011 Plan, as modified by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment, is hereinafter referred to as the “Plan”.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

WHEREAS, the Company desires to further amend the Plan to provide that the vesting in full of outstanding equity awards upon the retirement of an employee who is age 62 or older (and was hired prior to January 1, 2009) is conditioned upon their execution of a customary release at the time of the termination of their employment which releases the Company from customary claims.

NOW THEREFORE, the Plan is amended as follows:

1.Share Awards.  Paragraph 5(a)(iii)(B) of the Plan is deleted in its entirety and the following is substituted therefor:

(B)   with respect to a Grantee who is an employee in connection with his or her Disability (as defined in Section 5(d)); or if such Grantee’s Service commenced prior to January 1, 2009, in connection with such Grantee’s termination of Service (other than if the termination occurs for Good Cause) at or after age 62, provided the Grantee signs a release in a form that is reasonably satisfactory to the Company releasing the Company from customary claims (“Age 62 Release”); or

2.Share Options.  Paragraph 6(e)(ii) of the Plan is deleted in its entirety and the following is substituted therefor:

(ii)with respect to a Grantee who is an employee in connection with his or her Disability (as defined in Section 5(d)); or if such Grantee’s Service commenced on or prior to January 1, 2009, in connection with such Grantee’s termination of Service (other than if the termination occurs for Good Cause) at or after age 62, in which case it shall be exercisable until its Expiration Date provided the Grantee signs the Age 62 Release; or

3.Plan in Full Force and Effect.  After giving effect to this Seventh Amendment, the Plan remains in full force and effect.

IN WITNESS WHEREOF, this Seventh Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL

By:	/s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel